Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227619 on Form S-8 of our report dated March 1, 2019, relating to the consolidated and combined financial statements of Garrett Motion Inc. and subsidiaries (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the basis of presentation of the combined financial statements and referring to the allocation of certain operating expenses), appearing in this Annual Report on Form 10-K of Garrett Motion Inc. for the year ended December 31, 2018.

/s/ DELOITTE SA

Geneva, Switzerland
March 1, 2019